GOODWIN, PROCTER & HOAR
A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
COUNSELORS AT LAW
EXCHANGE PLACE
BOSTON, MASSACHUSETTS  02109-2881

TELEPHONE (617) 570-1000
TELECOPIER (617) 523-1231
TELEX  94-0640
CABLE - GOODPROCT. BOSTON


     February 29, 1996


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Rule 24f-2 Notice for Heitman Securities Trust -
1933 Act File No. 33-24611

Gentlemen:

As counsel to Heitman Securities Trust (the "Trust"), we have been requested to render this opinion in connection with the filing by the Trust of a Rule 24f-2 Notice (the "Notice") with respect to its fiscal year ended December 31, 1995.

Reference is made to the Notice wherein the Trust reports the number of shares (the "Shares") representing interests in the Heitman Real Estate Fund series of the Trust sold during the fiscal year ended December 31, 1994 in reliance upon Rule 24f-2 under the Investment Company Act of 1940, as amended.

We have examined the Trust's First Amended and Restated
Trust Agreement dated February 28, 1995, as amended, the By-
Laws of the Trust, as amended, the Notice, certain votes adopted by the Trustees of the Trust, and such other documents as we deemed necessary for purposes of this opinion.

Based upon the foregoing, and assuming that all of the Shares were sold, issued and paid for in accordance with the terms of the Trust's Prospectus and Statement of Additional Information contained in the Trust's Registration Statement on Form N-1A in effect at the time of sale, in our opinion the Shares were legally issued and are fully paid and non-assessable by the Trust.

Very truly yours,


                                   By/s/ Goodwin, Procter &
Hoar
GOODWIN, PROCTER & HOAR



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